EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 10, 2008 with respect to the statements of condition including the related securities portfolios of Closed-End Strategy:
Cohen & Steers Master Equity and Income Portfolio, Series 10, Closed-End
Strategy: Senior Loan and Limited Duration Portfolio, Series 17, Closed-End
Strategy: Cohen & Steers Master Income Portfolio, Series 16 and Closed-End
Strategy: Cohen & Steers Master Municipal Income Portfolio- National Series 13 (included in Van Kampen Unit Trusts, Series 775) as of July 10, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
July 10, 2008